Exhibit 10.1

*PORTIONS OF THIS ETHANOL PURCHASE AGREEMENT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT WHICH HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

AMENDED AND RESTATED ETHANOL PURCHASE AGREEMENT

THIS AMENDED AND RESTATED ETHANOL PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of December 5, 2014 (the “Effective Date”) by and between Southwest Iowa Renewable Energy, LLC, an Iowa limited liability company (“Producer”), and Bunge North America, Inc., a New York corporation (“Bunge”) (each of Producer and Bunge, a “Party” and collectively, the “Parties”).

Producer owns and operates an ethanol plant located near Council Bluffs, Iowa (the “Facility”).  Producer and Bunge entered into an Ethanol Purchase Agreement as of January 1, 2012 (as subsequently amended, the “Original Agreement”) whereby Producer sells and Bunge purchases all ethanol produced by the Facility (“Ethanol”).  The Parties now desire to amend and restate the Original Agreement on the terms and conditions set forth herein.

Therefore, the Parties agree as follows:

1.             Ethanol Purchase/Sale.

1.1            Exclusive Purchaser.   Subject to the terms of this Agreement, Producer agrees to sell to Bunge all Ethanol produced during the Term (as defined in Section 6.1 hereof) by the Facility, other than 190 proof unfinished ethanol that Producer sells to ______.  Bunge agrees that it will be obligated to purchase all Ethanol produced by the Facility during the Term under the conditions herein set forth.

1.2            Title.  Title, risk of loss and full shipping responsibility shall pass to Bunge upon Producer loading the Ethanol into trucks, rail cars or pipeline at the Delivery Location (as defined below) and delivery to Bunge of a bill of lading for each shipment.  Bunge and Producer shall agree upon documented inspection, loading and sealing procedures.

1.3            Location.  The place of delivery by Producer for all Ethanol sold to Bunge pursuant to this Agreement shall be the Facility or as otherwise agreed by the Parties (the “Delivery Location”).  Bunge will provide loading instructions to Producer designating the shipment date and amount of Ethanol to be shipped with enough advance notice such that Producer can direct the loading of all Ethanol delivered hereunder in a commercially reasonable manner.   Producer shall give Bunge and Bunge’s agents access to the Facility, in such a manner and at all times as shall be commercially reasonably necessary and convenient, in order for Bunge or Bunge’s agents and/or designees to take delivery as provided herein.  To the extent that Bunge has provided Producer with loading instructions, such instructions are subject to change at the discretion of Bunge upon reasonable notice to Producer.  If Producer has delivered Ethanol prior to such notice, Producer will not be responsible for any failure of such Ethanol to comply with the changed instructions and Bunge will incur the cost, if any associated with the change of instructions.

1.4            Ethanol Marketing Policy.   Producer and Bunge will jointly establish an Ethanol marketing policy with respect to Contracts (as defined in Section 2.1(b)) setting forth how far in advance such Contracts may provide for the sale of Ethanol, referred to as forward contracting limits (the “Ethanol Marketing Policy”).   Without limitation, subject to Section 2.2, the Ethanol Marketing Policy shall also include obligations of Producer to deliver to Bunge written estimates of Ethanol production at the Facility a reasonable period of time prior to such production.  The Ethanol Marketing Policy is subject to approval and modification from time-to-time jointly by Bunge and Producer’s risk management committee and/or Board of Managers and may be developed in connection with a comprehensive risk management policy for the marketing of all products produced by the Facility.  The Ethanol Marketing Policy will be updated by the Parties as necessary.  Bunge shall promptly make Producer aware if the Ethanol Marketing Policy is reasonably believed to be limiting Bunge’s ability to market Ethanol in accordance with this Agreement.

2.             Obligations of the Parties; Quantity and Weights.

2.1            Bunge’s Obligations.

(a)            Market Information.  Bunge will provide Producer with relevant and transparent market information, including bid/ask sheets for Ethanol produced at the Facility.

(b)            Ethanol Contracts.  Bunge will negotiate and execute contracts, arrangements and agreements on its own behalf for the resale by Bunge of Ethanol (“Contracts”), and provide Producer with copies of such Contracts upon request.  Bunge will also provide Producer with, or make available to Producer, consolidated daily position reports of delivery dates, volumes and pricing under all open Contracts.

(c)            Bunge Re-Sale Efforts.  Bunge agrees to use commercially reasonable efforts to market the Ethanol to maximize the sale price and minimize related costs, subject to prevailing market conditions; provided that Bunge will have no obligation to enter into any long-term sale agreement with terms outside of the Ethanol Marketing Policy (even if requested to do so by Producer) to the extent that Bunge determines, in its sole discretion, that there is a risk that a sufficient quantity of appropriate Ethanol may not be available to satisfy all of Bunge’s obligations under such sale agreement.  Producer acknowledges that Bunge will use its reasonable judgment in making such marketing decisions (due, among other things, to varying freight and other costs).

(d)            Shipping Charges.  Bunge will schedule and arrange, in conjunction with Producer’s general manager or designee, the loading, shipping and delivery of all Ethanol bought by Bunge pursuant to this Agreement.  All freight and delivery charges after delivery of the Ethanol by Producer to the Delivery Location will be the responsibility of Bunge or the purchasers of Ethanol from Bunge, and will be included in the calculation of Purchase Price to the extent set forth in Section 5.1.  With respect to rail freight service to the Facility, Bunge shall be responsible for negotiating with the rail service provider the rates and service levels for shipments of Ethanol from the Facility.  Bunge shall disclose to Producer any discussions, negotiations, proposals and agreements involving such rail service and rail rates for the Facility and, upon termination of this Agreement, Bunge shall assign rights to such rail service and rates to Producer, to the extent agreed by the rail carrier(s).  Producer shall buy or lease, and shall maintain and be responsible for, all rail cars used for the loading, shipping and delivery of all Ethanol bought by Bunge pursuant to this Agreement.

(e)            Ethanol Marketing Policy; Directions Given by Producer.  Subject to the provisions of this Agreement, Bunge will abide by any terms of the Ethanol Marketing Policy applicable to Bunge and neither Bunge nor its Affiliates shall be in breach of this Agreement or liable to Producer under this Agreement to the extent Bunge acts in accordance with the Ethanol Marketing Policy or in accordance with directions given by Producer’s Board of Managers or general manager.

(f)            Other Activities of Bunge.  Producer understands that Bunge is in the business of marketing ethanol for itself and for other third parties outside the terms of this Agreement and that Bunge may sell and market Ethanol into the same markets where Bunge sells other parties’ ethanol.  If Bunge determines to accept, for its own account and at its risk, contracts with terms that are outside the parameters of the Ethanol Marketing Policy, Bunge will promptly offer Producer the opportunity to waive or amend the Ethanol Marketing Policy and authorize Bunge to enter into such contract as a Contract subject to this Agreement.  If Producer elects to accept the contract, the waiver or amendment must be made promptly.  If Producer elects not to accept the contract, then Producer understands that Bunge may fulfill the contract with spot market purchases from Producer and such spot market purchases shall fulfill Bunge’s obligations to maximize the sale price pursuant to Section 2.1(c).  Producer and Bunge may, from time to time, mutually agree that Bunge will purchase certain quantities of Ethanol for its own account for resale to third parties in contracts which are not Contracts subject to this Agreement and Bunge will pay to Producer the current fair market value of such Ethanol as determined by the Parties.

2.2            Producer’s Obligations.

(a)            Production Estimates.  On or before the first day of each month, Producer will provide Bunge with its updated best estimate of Producer’s anticipated monthly Ethanol production for the next twelve months, so that Bunge will have Ethanol production estimates from Producer twelve months into the future during the Term (each such monthly anticipated amount, a “Monthly Estimate”).  If Producer fails to timely provide a written estimate for a month as required by this Section 2.2, then the Monthly Estimate for such month will be deemed to be the average amount of monthly production of Ethanol over the two months immediately preceding the month in question.  Producer will notify Bunge of anticipated production downtime or disruption in Ethanol availability at least three months in advance of such outage.  In addition to the Monthly Estimates, Producer will provide a written estimate to Bunge of the quantity of Ethanol to be produced and delivered by Producer in each given week (each such weekly anticipated amount, a “Weekly Estimate”) during the Term at least five days prior to the beginning of such week.  Each Weekly Estimate will (a) include a statement of the amount of Ethanol in storage as of such date, and (b) be consistent with the applicable Monthly Estimate.

(b)            Failure to Produce and Changes to Estimates.  Bunge is entitled to rely on Monthly Estimates and Weekly Estimates in marketing Ethanol and in entering into Contracts.  Producer will immediately notify Bunge of any revisions to such estimates; provided, that, to the extent Bunge has relied upon such estimates, such estimates may not be revised and shall be deemed fixed in determining any amounts payable by Producer in this Section.  Bunge will utilize commercially reasonable efforts to adjust its Ethanol marketing and sales strategy according to any such revised estimates; provided that Producer will bear all costs incurred by Bunge to attempt to meet such revised quantities.  To the extent that Bunge is able to obtain Substitute Ethanol to meet such revised quantities and the price paid by Bunge to procure the Substitute Ethanol (including transportation, handling, or other charges related to the procurement and/or delivery of the Substitute Ethanol) was less than the price at which Bunge sold ethanol in such sale commitments, then Bunge shall retain the Cover Amount.  To the extent that Bunge is able to obtain Substitute Ethanol to meet such revised quantities and the price paid by Bunge to procure the Substitute Ethanol (including transportation, handling, or other charges related to the procurement and/or delivery of the Substitute Ethanol) was greater than the price at which Bunge sold ethanol in such sale commitments, then Producer will pay to Bunge an amount equal to (i) the Cover Amount for the Substitute Ethanol, plus (ii) Bunge’s Marketing Fee on the Substitute Ethanol.  The “Substitute Ethanol” means the volume of ethanol procured by Bunge to meet ethanol sale commitments due to Producer’s failure to supply the amount of Ethanol in the applicable Monthly Estimate or Weekly Estimate.  The “Cover Amount” is the difference between the price paid by Bunge to procure the Substitute Ethanol (including transportation, handling, or other charges related to the procurement and/or delivery of the Substitute Ethanol) and the price at which Bunge sold ethanol in such sale commitments.

(c)            Excess Ethanol Production.  If Producer produces Ethanol in excess of the Monthly Estimate for a given month or Weekly Estimate for a given week, then Producer acknowledges that any sale by Bunge of such excess volume of Ethanol on the spot market will fulfill Bunge’s obligation in Section 2.1(c) to maximize the sale price that it receives for such excess volume of Ethanol.

(d)            Handling and Shipping.  In connection with this Agreement, Producer will:

(i)             Determine the volume of all Ethanol delivered to Bunge as provided in Section 3;

(ii)            Load the Ethanol for shipment in accordance with the loading instructions from Section 1.3 to trucks, rail cars or pipeline with Ethanol in a timely manner, which shall include supplying adequate labor and equipment necessary for such loading;

(iii)          Handle Ethanol in a good and workmanlike manner;

(iv)          Maintain the truck/rail/pipeline loading facilities in safe operating condition;

(v)            Supply all product description tags, certificates of analysis, bills of lading and/or material safety data sheets applicable to Ethanol shipments;

(vi)          Comply with all federal, state and local rules, regulations regarding the production and shipment of Ethanol from the Facility, including but not limited to all U.S. Department of Transportation requirements relating to shipment of hazardous materials; and

(vii)        Abide by the Ethanol Marketing Policy.

(e)            Storage.  Storage space for not less than 3 million gallons of Ethanol shall be reserved by Producer at the Facility, which shall be continuously available for storage of Ethanol to be purchased by Bunge from Producer.

(f)            Storage Purchase.  Bunge may from time to time notify Producer (a “Storage Notice”) that Bunge proposes to place a certain quantity of Ethanol in storage at a location away from the Facility for some period of time before purchase by Bunge for resale to end customers.  Unless Producer notifies Bunge within 24 hours after receiving a Storage Notice that Producer agrees to the storage proposal, then Producer shall be deemed to have rejected such proposal and Bunge will not place Ethanol in storage pursuant to the Storage Notice.  If Producer accepts such storage proposal, then Producer will bear the cost related to such storage.

2.3            Contract Commitments.

(a)            Subject to the terms of this Agreement, all Contracts negotiated by Bunge shall be consistent with the Ethanol Marketing Policy unless the general manager of the Facility, or his designee, approves in advance any Contract terms inconsistent with the Ethanol Marketing Policy.

(b)            Producer will not be a party to, or have any liability or obligation to any purchaser or to Bunge under Contracts except as provided in Sections 2.1, 2.2 and 2.3.  Producer acknowledges that in order to maximize the total revenue to be generated through the sale of the Ethanol, Bunge may take positions by selling Ethanol in anticipation of Producer providing the Ethanol, subject to the terms of the Ethanol Marketing Policy.  Notwithstanding the fact that Producer’s obligation is to provide Bunge with the Ethanol output of the Facility, the Parties acknowledge that Bunge may suffer losses as a result of positions taken by Bunge if Producer discontinues operations for any reason whatsoever including Force Majeure.  Producer shall indemnify, defend and hold Bunge and its Affiliates (as defined below) harmless from all liabilities, costs and expenses (including, without limitation, attorney’s fees) that Bunge or its Affiliates may suffer, sustain or become subject to as a result of any sale or purchase of Ethanol taken by Bunge which is consistent with the Ethanol Marketing Policy in anticipation of Producer delivering the Ethanol hereunder, provided Bunge has taken commercially reasonable steps to avoid the loss.  Bunge will indemnify, defend and hold harmless Producer and its Affiliates, employees and agents from and against any and all liabilities, costs and expenses (including, without limitation, attorney’s fees) arising out of, relating to or resulting from any failure of Ethanol to comply with the Production Standards or degrading the quality of Ethanol which results from causes or conditions arising after title passes to Bunge, except to the extent such liabilities, costs and expenses arise out of the gross negligence or intentional misconduct of Producer or a breach of this Agreement by Producer.

3.             Quantity and Volume.

3.1            Meters.  Producer will determine the quantity of Ethanol (expressed in both gross and net 60° Fahrenheit temperature compensated gallons) delivered to Bunge from the Facility using meters at the Facility.  Producer will maintain (at its expense) the accuracy of such meters and ensure that they are inspected and certified as required by applicable law.  Upon Bunge’s request, Producer will promptly provide Bunge with copies of all meter certifications.  Bunge may, at its sole expense, test the accuracy of such meters.  Producer will maintain all meter certificates for at least two years after their creation and provide copies of such meter certificates to Bunge upon request.  If the meters are found to be inaccurate, the Parties will negotiate in good faith a reasonable adjustment for Ethanol sales reasonably believed to have been affected.

3.2            Meter Certificates.  The net 60° Fahrenheit temperature compensated gallon volumes of Ethanol recorded on outbound meter certificates generated pursuant to Section 3.1 will determine the quantity of Ethanol for which Bunge is obligated to pay pursuant to Section 5.1, in the absence of manifest error (greater than 0.5% variation).  Producer will provide a copy of each such meter certificate to Bunge at the same time that a truck, rail car or pipeline is loaded and a certificate is produced for such loading.

4.             Quality; Sampling; Rejection; Disposition.

4.1            Quality.  Producer agrees and warrants that the Ethanol produced at the Facility and delivered to Bunge at the Delivery Location shall meet the minimum quality standards outlined in Exhibit A hereto and such other quality standards set forth in this Agreement (the “Production Standards”).  Producer will not be responsible for any failure of Ethanol to comply with the Production Standards or degrading the quality of Ethanol which results from causes or conditions arising after title passes to Bunge.  Producer will provide a certificate of analysis to Bunge for each shipment of Ethanol under this Agreement, and Bunge will have the right (but not the obligation) to test each such shipment to determine whether the Production Standards are being met.  In addition, from time to time as requested by Bunge, Producer will provide Bunge samples of Ethanol for Bunge to test.

4.2            Non-Conforming Ethanol.  If any Ethanol does not conform to the Production Standards when crossing the Delivery Location, or when unloaded at an end customer’s facility (other than due to actions or inactions by Bunge), Bunge may, in its sole discretion, reject such Ethanol and require Producer to promptly replace such non-conforming Ethanol with Ethanol that complies with the Production Standards.  In addition to other obligations under this Agreement or at law, Producer will promptly reimburse Bunge for all out-of-pocket costs reasonably incurred by Bunge in storing, transporting, returning and disposing of rejected Ethanol in accordance with this Agreement.

4.3            Samples.  Producer will take and analyze representative (a) origin samples of Ethanol before loading it into any truck, rail car or pipeline and (b) samples of Ethanol after it is loaded into each truck, rail car or pipeline before it leaves the Facility (any sample under this Section 4.3, a “Sample”), and Bunge will have the right to witness the taking of the Samples.  Each Sample will be no less than 250 milliliters in amount.  Producer will label each Sample to indicate the (i) date of shipment, (ii) truck, rail car or pipeline from which the Sample was taken or into which the Ethanol was loaded, and (iii) order/shipment number.  Producer will retain such Samples for not less than 60 days in a manner that preserves the integrity of each Sample, and will send any Sample to Bunge immediately upon Bunge’s request.  Producer will prepare a certificate of analysis in accordance with industry standards for every truck, rail car or pipeline loaded at the Facility.

5.             Price/Payment.

5.1	Purchase Price.

(a)            Bunge will pay the Purchase Price to Producer for all Ethanol purchased hereunder within 13 days after the date that (i) meter certificates for all properly loaded Ethanol are delivered by Producer to Bunge in accordance with this Agreement or (ii) Bunge invoices end customers for ethanol that has been placed in storage pursuant to Section 2.2(f).  In either case, Bunge will retain the applicable Marketing Fee and Transportation Costs for such Ethanol.

(b)            The following definitions shall apply to any given gallon of Ethanol:

(i)            The “Purchase Price” shall be equal to the Sale Price minus the applicable Marketing Fee and Transportation Costs (if any).

(ii)           The “Sale Price” shall be equal to: (A) with respect to Ethanol that Bunge purchases to fulfill its commitments to third party purchasers under agreements consistent with this Agreement, the sale price received by Bunge from such purchasers; and (b) with respect to Ethanol purchased by Bunge on the spot market, the spot price for such Ethanol agreed upon by Bunge and Producer.

(iii)         The “Marketing Fee” shall be equal to * of the Net Sales Price.

* OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT WHICH HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(iv)        The "Net Sales Price" will be equal to the Sales Price minus all Transportation Costs.

(v)        “Transportation Costs” shall be equal to: (A) with respect to Ethanol delivered via rail, all rail freight charges, rail and fuel surcharges, switching charges, and any other accessorial charges applicable to delivery of the Ethanol; and (B) with respect to Ethanol delivered via truck, pipeline or other conveyance, all freight charges, fuel surcharges, and any other accessorial charges applicable to delivery of the Ethanol.  There are no Transportation Costs for any Ethanol picked up at the Facility by purchasers.  For Ethanol placed in storage under Section 2.2(f), accessorial charges will include all charges related to such storage.  For purposes of this Section, assessorial charges include all charges related to the movement, offloading and storage of Ethanol.

5.2            Payment.  Bunge will pay the Purchase Price by wire transfer.  Interest will accrue on amounts past due at a rate per annum equal to the lesser of (a) the prime rate, as reported from time to time by the Wall Street Journal plus 2%, and (b) the highest rate permitted by law.  Bunge will provide Purchaser with a copy of an invoice supporting the Sale Price for such Sale upon request.

5.3            Annual Minimum and Maximum Amounts.  If the total amount of the Marketing Fees retained by Bunge during a calendar year (a “Total Fee Amount”) is less than * (the “Annual Minimum Amount”), then on or before January 15 of the immediately following year, Producer will pay to Bunge an amount equal to the Annual Minimum Amount minus the Total Fee Amount.  As of the date during a calendar year (if any) that the Total Fee Amount aggregates an amount equal to * (the “Annual Maximum Amount”), then after such date during such calendar year, Bunge will not retain any additional Marketing Fees during the balance of such calendar year.

* OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT WHICH HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

5.4            Tax.  For purposes of personal property taxation and/or assessment or other taxation, if any, any tax assessed on Ethanol produced under this Agreement will be the responsibility of Producer, and at no time will Bunge be responsible for the payment of any such tax.

6.             Term and Termination.

6.1            Term.  The initial term of this Agreement will begin on the Effective Date, and, unless earlier terminated in accordance with the terms hereof, will expire on December 31, 2019.  Unless earlier terminated in accordance with this Agreement, this Agreement will automatically renew for an additional five-year term thereafter unless Bunge gives Producer written notice of its election not to renew, no later than 180 days prior to the expiration of the initial term.  The “Term” will be the total of the initial term of this Agreement and any renewal terms.

6.2            Termination Rights.

(a)            Either Party may terminate this Agreement immediately upon notice to the other Party if such other Party has (i) materially breached any representation, warranty, or obligation under this Agreement, and (ii) failed to remedy such breach within 30 days after the terminating Party has given notice of such breach, or if such breach cannot reasonably be cured within such 30-day period, such other Party has failed to commence and diligently pursue remedy of the breach and failed to remedy such breach not later than 120 days after the terminating Party has given notice of such breach.

(b)            Producer may terminate this Agreement immediately upon notice to Bunge if Bunge fails to pay any amount due under this Agreement within 30 days after Producer gives Bunge notice of such nonpayment.

(c)            Bunge may terminate this Agreement immediately upon notice to Producer upon the occurrence of a Dissolution Event (as defined in Article X of the Fourth Amended and Restated Operating Agreement of Producer).

(d)            Either Party may terminate this Agreement immediately upon notice to the other Party if (i) such other Party files a petition for adjudication as a bankrupt, for reorganization or for an arrangement under any bankruptcy or insolvency law; (ii) an involuntary petition under such law is filed against such other Party and is not dismissed, vacated or stayed within 60 days thereafter; or (iii) such other Party makes an assignment of all or substantially all of its assets for the benefit of its creditors.

(e)            Bunge may terminate this Agreement immediately upon notice to Producer if there is a Change in Control of Producer.  A “Change of Control” occurs upon any of: (i) a sale of all or substantially all of the assets of Producer; (ii) a merger or consolidation involving Producer, excluding a merger or consolidation after which 50% or more of the outstanding equity interests of Producer continue to be held by the same holders that held 50% of more of the outstanding equity interests of Producer immediately before such merger or consolidation; or (iii) any issuance and/or acquisition of equity interests of Producer that results in a person or entity holding 50% or more of the outstanding equity interests of Producer, excluding any persons or entities that held 50% or more of the outstanding equity interests of Producer immediately before such acquisition.

(f)            Producer may terminate all of the Related Agreements upon 60-days’ notice to Bunge to the extent that: (i) there has been a Change in Control of Producer, and (ii) Producer has paid an early termination fee calculated in accordance with the following formula:

[10 – (number of Elapsed Years)] x $2,000,000

where “Elapsed Years” means the number of full calendar years that have elapsed from the Effective Date until the date that Producer provides notice of termination pursuant to Section 6.2(f). The early termination fee shall be prorated for any partial year based on the number of days remaining in the year of termination from the expiration of the notice period.

(g)            Producer may terminate this Agreement upon 60-days’ notice to Bunge: (i) during January of any year immediately following a calendar year during which none of Bunge Limited or any of its Affiliates earned any of its revenues from the production or sale of ethanol; or (ii) at any time after Bunge sells more than 50% of the Series B Units of Producer (or any successor security issued by Producer) that Bunge holds as of the Effective Date, other than a transfer by Bunge to any of its Affiliates.

6.3            Survival.  The provisions of this Agreement which expressly or by their nature survive expiration or termination of this Agreement, including, but not limited to, Sections 2.1(d), 2.3(b), 4, 5, 6.3, 8, 9, 13-15, and 17-23, will remain in effect after the expiration or termination of this Agreement.

7.             Representations and Warranties.  The parties make the following warranties, representations or guarantees as described below:

(a)            Bunge represents and warrants to Producer that Bunge, either through its own management or through lawful contracts entered into with third parties, currently has and shall maintain or cause to be maintained such licenses, permits and/or authorities as may be required to lawfully engage in the purchase and sale of Ethanol.

(b)            Bunge represents and warrants to Producer that: all necessary corporate action has been taken to authorize the execution, delivery and performance of this Agreement; the execution, delivery and performance of this Agreement by Bunge does not, and will not, violate or constitute a breach of or default under any Governmental Requirement (as defined in Section 15.3) or any indenture, contract or other instrument to which its assets are bound or to which the representing party’s business is subject.

(c)            Producer represents and warrants to Bunge that: all necessary corporate action has been taken to authorize the execution, delivery and performance of this Agreement; the execution, delivery and performance of this Agreement by Producer does not, and will not, violate or constitute a breach of or default under any Governmental Requirement or any indenture, contract or other instrument to which Producer or its assets are bound or to which Producer’s business is subject.

(d)            Producer warrants that at the time of loading at the Delivery Location the Ethanol will be of merchantable quality, and will be fit for its intended purpose, and will meet all applicable ASTM Standards.

(e)            Producer warrants that the Ethanol delivered to Bunge shall be free and clear of liens and encumbrances.

8.             Limitation of Liability.

8.1            General Disclaimer.  EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, PRODUCER MAKES NO STATUTORY, WRITTEN, ORAL, EXPRESSED OR IMPLIED WARRANTIES, REPRESENTATIONS OR GUARANTEES OF ANY KIND CONCERNING THE ETHANOL SOLD UNDER THIS AGREEMENT, OR ITS QUALITY SOURCE, OR CHARACTERISTICS, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.  EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, BUNGE MAKES NO STATUTORY, WRITTEN, ORAL, EXPRESSED OR IMPLIED WARRANTIES, REPRESENTATIONS OR GUARANTEES OF ANY KIND CONCERNING THE SERVICES PROVIDED UNDER THIS AGREEMENT OR THE FAILURE TO PROVIDE SERVICES UNDER THIS AGREEMENT, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE.

8.2            IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER OR ANY OTHER PERSON OR ENTITY FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES UNDER ANY CIRCUMSTANCES.

9.             Remedies.

9.1            Specific Enforcement.  The Parties shall have the right and remedy to seek to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction without the necessity of posting any bond, it being acknowledged and agreed by the parties that the scope of the provisions of this Agreement are reasonable under the circumstances.

9.2            Rights Not Exclusive.  No right, power or remedy conferred by this Agreement will be exclusive of any other right, power or remedy now or hereafter available to a Party at law, in equity, by statute or otherwise.

10.            Force Majeure.  Each Party is excused from performing its obligations under this Agreement to the extent that such performance is prevented by an act or event (a “Force Majeure Event”) whether or not foreseen, that: (i) is beyond the reasonable control of, and is not due to the fault or negligence of, such Party, and (ii) could not have been avoided by such Party’s exercise of due diligence, including, but not limited to, a labor controversy, strike, lockout, boycott, transportation stoppage, action of a court or public authority, fire, flood, earthquake, storm, war, civil strife, terrorist action, epidemic, or act of God; provided that a Force Majeure Event will not include economic hardship, changes in market conditions, or insufficiency of funds.  A Party claiming a Force Majeure Event must: (i) use commercially reasonable efforts to cure, mitigate, or remedy the effects of its nonperformance; provided that neither Party will have any obligation hereunder to settle a strike or labor dispute; (ii) bear the burden of demonstrating its existence; and (iii) notify the other Party of the ocurrence of the Force Majeure Event as quickly as reasonably possible.  When a Party claiming a Force Majeure Event is able to resume performance of its obligations under this Agreement, it will immediately give the other Party notice to that effect and resume performance.  During any period that a Party claiming a Force Majeure Event is excused from performance under this Agreement, the other Party may accept performance from other parties as it may reasonably determine under the circumstances.  If a Party has not performed under this Agreement due to a Force Majeure Event for twelve consecutive months or more, the other Party may terminate this Agreement immediately upon notice to the non-performing Party.

11.           Insurance.

11.1            Required Coverage.  Each Party shall maintain:

(a)            Workers’ Compensation Insurance required by applicable laws and regulations, with an Alternate Employer Endorsement naming Company as an alternate employer, and Employer’s Liability Insurance in an amount of not less than $1,000,000 each accident or occurrence, $1,000,000 policy limit and $1,000,000 each employee.  The Employer’s Liability Insurance policy shall not contain an exclusion for occupational disease.  Each Party shall cause all such policies to contain a provision requiring the insurance carriers to waive all rights of subrogation against the other Party, its parents, subsidiaries and affiliates and its and their respective agents and employees.

(b)            Automobile Liability Insurance covering owned, hired, and non-owned vehicles against claims for bodily injury, death and property damage, with a combined single limit of not less than $1,000,000, or equivalent coverage using split limits.  Such insurance will name the other Party, its parents, subsidiaries and Affiliates as additional insureds thereunder, and will be primary and non-contributory to any other insurance available to such other Party, its parents, subsidiaries and Affiliates as insureds or otherwise.

(c)            Commercial General Liability insurance (including, without limitation, coverage for Contractual Liability and Products/Completed Operations) against claims for bodily injury, death and property damage, with limits of not less than $3,000,000 in one accident or occurrence; alternatively, combined single limits of not less than $3,000,000 each accident or occurrence, $3,000,000 Products/Completed Operations aggregate and $3,000,000 general aggregate.  Such insurance will name the other Party, its parents, subsidiaries and Affiliates as additional insureds there under, and will be primary and non-contributory to any other insurance available to such other Party, its parents, subsidiaries and Affiliates as insureds or otherwise.

The minimum limits of coverage required by this Agreement may be satisfied by a combination of primary and excess or umbrella insurance policies; provided that any such excess or umbrella insurance policies follow the form of the primary insurances and contain a drop down provision in case of exhaustion of underlying limits and/or aggregates.

11.2            Policy Requirements.  All insurance policies required by this Agreement will (a) provide coverage on an “occurrence” basis; and (b) be valid and enforceable policies issued by insurers of recognized responsibility, properly licensed in Iowa, with an A.M. Best’s Rating of A- or better and Class VII or better.  Such insurance policies will not contain a cross-liability exclusion or an exclusion for punitive or exemplary damages where insurable under law.  Prior to the Effective Date and, thereafter, within five business days of renewal, certificates and endorsements of such insurance will be delivered to the other Party, as appropriate, as evidence of the specified insurance coverage.  From time to time, upon a Party’s request, the other Party will provide the requesting Party a certified duplicate original of any policy required to be maintained hereunder.

12.                 Relationship of Parties.  This Agreement creates no relationship other than those of producer/seller and purchaser between the Parties hereto.  Except as expressly provided herein, there is no partnership, joint venture or other joint or mutual enterprise or undertaking created hereby and neither Party, or any of such Party’s representatives, agents or employees, will be deemed to be the representative or employee of the other Party.  Except as expressly provided herein or as otherwise specifically agreed in writing, neither Party will have authority to act on behalf of or bind the other Party.

13.           Confidentiality.

13.1            Definition of Confidential Information.  The term “Confidential Information” means all material or information relating to a Party’s business operations and affairs (including trade secrets) that such Party treats as confidential.  Without limiting the generality of the foregoing, all information regarding quantities of Ethanol produced and any pricing matter under this Agreement will be deemed to be Confidential Information of the appropriate Party; provided, however, that quantities of Ethanol produced and sold, the price at which the Ethanol is sold, and aggregate fees paid to Bunge, on a quarterly and annual basis, shall not be deemed “Confidential Information.”

13.2            Use of Confidential Information.  During the Term and for three years thereafter, neither Party will (a) use any Confidential Information of the other Party for any purpose other than in accordance with this Agreement or for its and its Affiliates internal business purposes, or (b) disclose Confidential Information to any Person, except to its personnel who are subject to nondisclosure obligations comparable in scope to this Section 13 and who have a need to know such Confidential Information in order to perform under this Agreement.  Notwithstanding the foregoing, the Parties acknowledge that Bunge and/or its Affiliates may perform services for other third parties similar to the services provided to Producer hereunder and that the use by Bunge and/or its Affiliates of any Confidential Information regarding the services provided under this Agreement in the course of the provision of such services to other third parties and for Bunge’s and its Affiliates’ internal business purposes shall not be considered a violation of this Section 14; provided, that such use of Producer’s Confidential Information may not be to the competitive disadvantage of Producer.

13.3            Disclosure of Confidential Information.  Notwithstanding Section 13.2, either Party may use for any purpose or disclose any material or information that it can demonstrate (i) is or becomes publicly known through no act or fault of such Party; (ii) is developed independently by such Party without reference to the other Party’s Confidential Information; (iii) is known by such Party when disclosed by the other Party, and such Party does not then have a duty to maintain its confidentiality; or (iv) is rightfully obtained by such Party from a third party not obligated to preserve its confidentiality who did not receive the material or information directly or indirectly from the other Party.  A Party also may disclose the other Party’s Confidential Information to the extent required by a court, law, legal or administrative process or by other governmental authority, provided that the disclosing Party (a) gives the other Party advance written notice of the disclosure, (b) uses reasonable efforts to resist disclosing the Confidential Information, (c) cooperates with the other Party on request to obtain a protective order or otherwise limit the disclosure, and (d) as soon as reasonably possible, provides a letter from its counsel confirming that such Confidential Information is, in fact, required to be disclosed.

13.4            Injunctive Relief.  Each Party acknowledges and agrees that its breach or threatened breach of any provision of this Section 13 would cause the other Party irreparable injury for which it would not have an adequate remedy at law.  In the event of a breach or threatened breach, the non-breaching Party will be entitled to injunctive relief in addition to all other remedies it may have at law or in equity.

14.                Governing Law; Jurisdictional Matters; Waiver of Jury Trial.  This Agreement shall be governed by the laws of the state of Iowa, without regard to principles of conflicts of laws.  Any proceeding initiated by either Party hereto shall be commenced and prosecuted in the United States District Courts for the Eastern District of Missouri or the Western District of Iowa or the state courts in St. Louis County, Missouri or Des Moines, Iowa, and any courts to which an appeal may be taken, and each Party hereby consents to and submits to the personal jurisdiction of each of such courts.  EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

15.           Indemnification.

15.1            Indemnification By Producer. Producer shall indemnify and hold Bunge harmless from any Loss suffered or incurred by Bunge arising out of, or in any way relating to:

(a)            Producer’s use or possession or operations on or at, or any action or failure to act at, the Facility;

(b)            any personal injury or property damage related to the use, possession, condition of, disposal of, physical contact with or exposure to any products manufactured at the Facility;

(c)            injuries or alleged injuries suffered by Producer’s employees whether at the Facility or elsewhere and whether or not under the direction of Bunge and/or the Producer; or

(d)            any violation or alleged violation of any Governmental Requirement by Producer,

but not to the extent such Loss was caused by Bunge’s gross negligence or willful misconduct.

15.2            Indemnification By Bunge. Bunge shall indemnify and hold Producer harmless from any Loss suffered or incurred by Producer arising out of, or in any way relating to:

(a)            injuries or alleged injuries suffered by Bunge’s employees, or leased or subcontracted by Bunge, whether at the Facility or elsewhere; or

(b)            any violation or alleged violation of any Governmental Requirement by Bunge,

but not to the extent such Loss was directly caused by Producer’s gross negligence or willful misconduct.

15.3            General.  A party’s indemnification of the other party pursuant to this Section 15 will also run in favor of such indemnified party’s managers, officers, directors, employees, agents and representatives, and indemnification claims may be made hereunder by any of such parties or by the indemnified party on such third parties’ behalf.  In this Agreement:  (a) “Governmental Requirement” means all laws, statutes, codes, ordinances and governmental rules, regulations and requirements of any governmental authority that are applicable to the Parties, the property of the Parties or activities described in or contemplated by this Agreement; (b) “Loss” means any claim, loss, cost, expense, liability, fine, penalty, interest, payment or damage, including but not limited to reasonable attorneys’ fees, accountants’ fees and any cost and expense of litigation, negotiation, settlement or appeal; (c) “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the party specified, with “control” or  “controlled” meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or voting interests, by contract or otherwise; and (d) “Person” means any individual, general partnership, limited partnership, limited liability company, joint venture, trust, business trust, cooperative, association or other entity of whatever nature.

16.                Notices.  All notices required or permitted under this Agreement will be in writing and will be deemed given and made: (i) if by personal delivery, on the date of such delivery, (ii) if by nationally recognized overnight courier, on the next business day following deposit, and (iii) if by certified mail, return receipt requested, postage prepaid, on the third business day following such mailing; in each case addressed to the address shown below for such Party, or such other address as such Party may give to the other Party by notice:

If to Bunge:	If to Producer:

Bunge North America, Inc.	Southwest Iowa Renewable Energy, LLC
11720 Borman Drive	10868 189th Street
St. Louis, Missouri 63146	Council Bluffs, Iowa 51503
Attn: Vice President –Grain	Attn: General Manager

with copies to:	with copies to:

Bunge North America, Inc.	David E. Gardels, Esq.
11720 Borman Drive	Husch Blackwell LLP
St. Louis, Missouri 63146	13330 California Street, Suite 200
Attn: General Counsel	Omaha, Nebraska 68154

17.                 Entire Agreement; No Third Party Beneficiaries.  This Agreement amends and restates the Original Agreement and, with the Related Agreements, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof.  This Agreement does not, and is not intended to, confer any rights or remedies upon any person other than the Parties.

18.                 Amendments; Waiver.  The Parties may amend this Agreement only by a written agreement of the Parties.  No provision of this Agreement may be waived, except as expressly provided herein or pursuant to a writing signed by the Party against whom the waiver is sought to be enforced.  No failure or delay in exercising any right or remedy or requiring the satisfaction of any condition under this Agreement, and no “course of dealing” between the Parties, operates as a waiver or estoppel of any right, remedy or condition.  A waiver made in writing on one occasion is effective only in that instance and only for the purpose that it is given and is not to be construed as a waiver on any future occasion or against any other person.

19.                 Assignment.  No Party may assign this Agreement, or assign or delegate any of its rights, interests, or obligations under this Agreement, voluntarily or involuntarily, whether by merger, consolidation, dissolution, operation of law, or any other manner, without the prior written consent of the other Party, and any purported assignment or delegation without such consent will be void.  Despite the prior sentence, Bunge may assign this Agreement, or assign or delegate any of its rights, interests, or obligations under this Agreement, to its Affiliates without Producer’s prior written consent, and Producer may assign this Agreement, for collateral purposes, to its lenders, upon written notice to Bunge.  Subject to the preceding sentences in this Section 19, this Agreement binds and benefits the Parties and their respective permitted successors and assigns.

20.                Severability.  If a court or arbitrator with proper jurisdiction determines that any provision of this Agreement is illegal, invalid, or unenforceable, the remaining provisions of this Agreement remain in full force.  The Parties will negotiate in good faith to replace such illegal, invalid, or unenforceable provision with a legal, valid, and enforceable provision that carries out the Parties’ intentions to the greatest lawful extent under this Agreement.

21.                 Interpretation.  Each Party has been represented by counsel during the negotiation of this Agreement and agrees that any ambiguity in this Agreement will not be construed against one of the Parties.

22.                Further Assurances.  Each Party will execute and cause to be delivered to the other Party such instruments and other documents, and will take such other actions, as the other Party may reasonably request for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

23.                Counterparts.  This Agreement may be executed by the Parties by facsimile and in separate counterparts, each of which when so executed will be deemed to be an original and all of which together will constitute one and the same agreement.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed the day and year first above written.

BUNGE NORTH AMERICA, INC.		SOUTHWEST IOWA RENEWABLE ENERGY, LLC

By: /s/ John P. Gilsinn		By: /s/ Brian T. Cahill

Name: John P. Gilsinn		Name: Brian T. Cahill

Title: Vice President	Title:	CEO and General Manager

EXHIBIT A

Production Standards

The Parties agree that the Production Standards shall be all of the standards and requirements set forth in the current (as of the time of delivery of Ethanol under this agreement) ASTM standard specifications for denatured fuel ethanol for blending with gasolines for use as automotive spark ignition engine fuel.